Exhibit 23.1
CONSENT OF PLANTE & MORAN, PLLC
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LNB Bancorp, Inc.
We consent to the incorporation by reference in the registration statements No. 33-65034, No. 333-125288, No. 333-115385, No. 333-133621, and No. 333-53210 on Form S-8; No. 333-156647, No. 333-43441 and No. 333-58414 on Form S-3; No. 333-141580 on Form S-4; and No. 333-180906 on Form S-1 of LNB Bancorp, Inc. of our report dated March 4, 2013, with respect to the consolidated balance sheet of LNB Bancorp, Inc. as of December 31, 2012, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended, which reports appear in the December 31, 2012 annual report on Form 10-K of LNB Bancorp, Inc.
/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
March 4, 2013